United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): October 17, 2000



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




        State of Incorporation         IRS Employer Identification No.
               Delaware                          06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated October 17, 2000, regarding its financial results for the period ended September 30, 2000, including consolidated statements of income and selected segment data for the three and nine months ended September 30, 2000 and 1999 and consolidated balance sheets at September 30, 2000, June 30, 2000 and September 30, 1999 are attached.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                         Description
   -------     --------------------------------------------------------

     (1)        Pitney Bowes Inc. press release dated October 17, 2000.



                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                                   PITNEY BOWES INC.


October 19, 2000




                                   /s/ B. P. Nolop
                                   ------------------------------------
                                   B. P. Nolop
                                   Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)



                                   /s/ A. F. Henock
                                   -------------------------------------
                                   A. F. Henock
                                   Vice President - Controller
                                   and Chief Tax Counsel
                                   (Principal Accounting Officer)

                                      (1)

                                                                       Exhibit 1

                  PITNEY BOWES REPORTS THIRD QUARTER EARNINGS
                  -------------------------------------------
   o  Meets Revised Earnings Per Share Guidance
   o  Approximately $160 Million in Free Cash Flow
   o  Repurchase of 2.9 Million Shares During the Quarter

FOR IMMEDIATE RELEASE
Stamford, Conn., October 17, 2000 - Pitney Bowes Inc. (NYSE: PBI) today reported third quarter results that included diluted earnings per share of 63 cents. Excluding one-time items from both periods, diluted earnings per share increased nine percent from the third quarter of 1999. Revenue in the quarter grew three percent to $1.1 billion and net income excluding one-time items, rose three percent to $160.6 million. Included as one-time items in the third quarter of 2000 are an after-tax charge of approximately $11 million related to the consolidation of information technology staff and infrastructure, as well as a $12 million tax benefit related to recent state tax law changes. The third quarter of 1999 included a one-time, net after-tax settlement of $29.5 million received from the U.S. Postal Service. The company generated approximately $160 million in free cash flow (defined as cash flow from operations less capital expenditures) during the quarter.
      Pitney Bowes Chairman and Chief Executive Officer Michael J. Critelli commented on the third quarter results: "These results are in line with the revised guidance announced earlier this month, and reflect both the successes and challenges we experienced during the third quarter. Our Office Solutions segment reported its fifth consecutive quarter of higher year-over-year revenue growth. However, continuing pricing pressure in the highly competitive copier and facsimile markets has significantly reduced operating profit in the segment despite strong results in Pitney Bowes Management Services. In the Mailing and Integrated Logistics (MAIL) segment, core metering and mail finishing applications performed in line with expectations during the quarter. These results were offset by softer than anticipated results in the mail creation and logistics product lines as the weakening economic environment and slower customer decision-making for the higher-value, more-complex products adversely impacted revenue. This, combined with the sale of the credit card portfolio at the end of the second quarter 2000, resulted in lower than traditional revenue growth for the MAIL segment."

                                      (2)

      The Mailing and Integrated Logistics Segment includes revenues and related expenses from the rental, sale and financing of mailing and shipping equipment, related supplies and services and software. Revenue for the segment grew two percent and operating profit grew 12 percent. Operating profit benefited from improving rental and financing margins in the core mail finishing business.
      International Mailing operations had strong local currency growth, particularly in European markets where the company continues to benefit from the changing needs and requirements of posts and businesses alike. However, the negative impact of foreign currency, principally related to the British Pound and the Euro, reduced MAIL segment revenue growth about one percent and consolidated revenue growth slightly less than one percent, compared to the third quarter of 1999.
      The Office Solutions Segment includes Pitney Bowes Office Systems and Pitney Bowes Management Services. Even though the segment revenue improved for the fifth consecutive quarter to six percent, operating profit in the quarter declined 23 percent.
      Office Systems' revenue grew six percent, while operating profit declined, due in part to significant competitive pricing pressure in the copier and facsimile markets. Margin impacts associated with the ongoing transition to a rental revenue model for large national accounts in the copier business and the relative value of the Yen also negatively impacted operating profit. While pricing pressure remained intense, our strategy for enhancing the business continued to yield benefits, as seen in the strong rental revenue growth for copier fleets in national accounts where established relationships between corporations and the facsimile account teams are being successfully leveraged. Marc C. Breslawsky, President and Chief Operating Officer commented: "The office products market in which Office Systems participates is obviously facing unprecedented competitive challenges. However, because of our existing customer relationships, excellent product line and financial flexibility, we believe we are uniquely positioned to take advantage of the opportunities that still exist in this market. We will do what it takes to position Office Systems to add shareholder value."

                                      (3)

      Pitney Bowes Management Services delivers advanced mailing, reprographic, document management and other high value outsourcing services to leading financial, legal and technology firms. Its strategy to pursue disciplined profitable growth once again produced double-digit operating profit growth as year-over-year revenue increased by seven percent, the fourth consecutive quarter of improved revenue growth.
      Total Messaging Solutions, the combined results of the MAIL and Office Solutions segments, reported three-percent growth in revenue and four-percent growth in operating profit.
      The Capital Services Segment includes primarily asset- and fee-based income generated by large ticket non-core asset transactions. This quarter, consistent with the company's stated strategy to concentrate on fee-based income opportunities, segment revenue decreased six percent, and operating profit increased 15 percent.
      Mr. Critelli continued, "Our core business model remains strong, allowing us to continue to make focused investments for the future, while still generating substantial free cash flow. In fact, we generated approximately $160 million in free cash flow during the quarter of which approximately $73 million was distributed to shareholders in the form of dividends. We expect to generate similar levels of free cash flow in the future, which will be used for investments, dividends and share repurchases."
      We invested about $30 million in Internet and new business initiatives during the quarter. In addition, the company incurred an after-tax charge of approximately $11 million (approximately $19 million pre-tax) or $0.04 per diluted share in the quarter primarily related to one-time expenses for the consolidation of information technology staff and infrastructure.
      During the third quarter, the company also repurchased 2.9 million shares under an authorization to buy up to $300 million worth of shares of common stock. This resulted in a total of 12.9 million shares repurchased during the first nine months of 2000 and leaves approximately $126 million of authorization available for future share repurchase.

                                      (4)

      Third quarter 2000 revenue included $551.9 million from sales, up four percent from $529.6 million in the third quarter of 1999; $424.0 million from rentals and financing, up one percent from $420.8 million; and $145.4 million from support services, up four percent from $139.4 million.
      Third quarter 2000 net income was $161.4 million, or 63 cents per diluted share, compared to $186.1 million, or 69 cents per diluted share, in 1999. Third quarter 1999 net income included a $29.5 million one-time net after-tax settlement from the U.S. Postal Service or 11 cents per diluted share.
      For the nine-month period ended September 30, 2000, revenue was $3.38 billion, up four percent from $3.24 billion in 1999; and net income in 2000 was $478.9 million, or $1.84 per diluted share, compared to $458.1 million, or $1.68 cents per diluted share in 1999. The year-to-date net income for 1999 included a $29.5 million one-time net after-tax settlement from the U.S. Postal Service or 11 cents per diluted share, in addition to a $24.0 million net after-tax charge, or nine cents per diluted share, for discontinued operations.
      Pitney Bowes is a global provider of total messaging solutions.
The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1999 Form 10-K Annual Report filed with the Securities and Exchange Commission.
                                      # # #
Note: Consolidated statements of income for the three and nine months ended September 30, 2000 and 1999 and consolidated balance sheets at September 30, 2000, June 30, 2000, and September 30, 1999, are attached.

                                Pitney Bowes Inc.
                        Consolidated Statements of Income
                                   (Unaudited)
                                   -----------

(Dollars in thousands, except per share data)

                                           Three Months Ended September 30,        Nine Months Ended September 30,
                                       ------------------------------------     ------------------------------------
                                                  2000                1999                2000                 1999
                                       ----------------    ----------------     ---------------     ----------------
Revenue from:
  Sales                                   $    551,931        $    529,550       $   1,643,511        $   1,586,302
  Rentals and financing                        423,982             420,836           1,303,949            1,245,334
  Support services                             145,399             139,439             436,853              412,945
                                       ----------------    ----------------     ---------------     ----------------
         Total revenue                       1,121,312           1,089,825           3,384,313            3,244,581
                                       ----------------    ----------------     ---------------     ----------------

Costs and expenses:
  Cost of sales                                310,385             300,490             933,032              903,560
  Cost of rentals and financing                109,902             118,049             351,111              346,425
  Selling, service and administrative          402,234             375,462           1,170,310            1,109,622
  Research and development                      27,640              25,105              87,679               78,707
  Other income                                       -             (49,574)                  -              (49,574)
  Interest, net                                 51,917              41,256             152,440              133,694
                                       ----------------    ----------------     ---------------     ----------------

         Total costs and expenses              902,078             810,788           2,694,572            2,522,434
                                       ----------------    ----------------     ---------------     ----------------

Income from continuing operations
  before income taxes                          219,234             279,037             689,741              722,147

Provision for income taxes                      57,801              92,960             210,798              240,091
                                       ----------------    ----------------     ---------------     ----------------

Income from continuing operations              161,433             186,077             478,943              482,056
Discontinued operations                              -                   -                   -              (23,967)
                                       ----------------    ----------------     ---------------     ----------------

Net income                                $    161,433        $    186,077        $    478,943         $    458,089
                                       ================    ================     ===============     ================

Basic earnings per share
  Continuing operations                   $       0.63        $       0.70        $       1.85         $       1.80
  Discontinued operations                            -                   -                   -                (0.09)
                                       ----------------    ----------------     ---------------     ----------------
  Net income                              $       0.63        $       0.70        $       1.85         $       1.71
                                       ================    ================     ===============     ================

Diluted earnings per share
  Continuing operations                   $       0.63        $       0.69        $       1.84         $       1.77
  Discontinued operations                            -                   -                   -                (0.09)
                                       ----------------    ----------------     ---------------     ----------------
  Net income                              $       0.63        $       0.69        $       1.84         $       1.68
                                       ================    ================     ===============     ================

Average common and potential common
 shares outstanding                        256,113,963         271,196,789         260,574,362          273,124,305
                                       ================    ================     ===============     ================



                                              Pitney Bowes Inc.
                                         Consolidated Balance Sheets
                                                 (Unaudited)
                                                 -----------

(Dollars in thousands, except per share data)

Assets                                                             9/30/00          6/30/00           9/30/99
------                                                          ----------       ----------        ----------
Current assets:
     Cash and cash equivalents equivalents                      $  265,403       $  296,695        $  152,057
     Short-term investments, at cost which
         approximates market                                         3,740            2,811               873
     Accounts receivable, less allowances:
         9/00  $25,629   6/00  $25,767   9/99  $25,493             438,657          435,749           404,720
     Finance receivables, less allowances:
         9/00  $38,773   6/00  $40,927   9/99  $43,147           1,406,638        1,431,588         1,560,641
     Inventories                                                   287,451          260,668           242,678
     Other current assets and prepayments                          138,740          173,013           131,433
     Net assets of discontinued operations                               -                -           137,869
                                                                ----------       ----------        ----------

         Total current assets                                    2,540,629        2,600,524         2,630,271
                                                                ----------       ----------        ----------

Property, plant and equipment, net                                 491,661          486,140           473,558
Rental equipment and related inventories, net                      777,360          789,369           825,946
Property leased under capital leases, net                            2,498            2,640             3,097
Long-term finance receivables, less allowances:
         9/00  $55,394   6/00  $58,777   9/99  $57,197           2,027,359        1,983,529         1,925,891
Investment in leveraged leases                                   1,086,556        1,043,118           979,910
Goodwill, net of amortization:
         9/00  $60,239   6/00  $58,426   9/99  $53,057             227,557          229,039           227,507
Other assets                                                       615,280          624,830           495,998
Net assets of discontinued operations                                    -                -           319,248
                                                               -----------      -----------       -----------

Total assets                                                   $ 7,768,900      $ 7,759,189       $ 7,881,426
                                                               -----------      -----------       -----------

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
     Accounts payable and accrued liabilities                  $   937,159      $   825,341       $   825,622
     Income taxes payable                                          267,723          217,665           230,347
     Notes payable and current portion of
         long-term obligations                                     955,707          956,925         1,315,316
     Advance billings                                              380,899          376,022           374,512
                                                               -----------      -----------       -----------

         Total current liabilities                               2,541,488        2,375,953         2,745,797
                                                               -----------      -----------       -----------

Deferred taxes on income                                         1,171,575        1,182,766         1,061,686
Long-term debt                                                   2,070,058        2,201,591         1,847,808
Other noncurrent liabilities                                       325,998          326,588           348,292
                                                               -----------      -----------       -----------

         Total liabilities                                       6,109,119        6,086,898         6,003,583
                                                               -----------      -----------       -----------

Preferred stockholders' equity in a
     subsidiary company                                            310,000          310,000           310,000

Stockholders' equity:
     Cumulative preferred stock, $50 par value,
         4% convertible                                                 29               29                29
     Cumulative preference stock, no par value,
         $2.12 convertible                                           1,776            1,796             1,901
     Common stock, $1 par value                                    323,338          323,338           323,338
     Capital in excess of par value                                  9,936           11,067            10,330
     Retained earnings                                           3,694,940        3,606,430         3,326,639
     Accumulated other comprehensive income                       (113,687)        (114,798)          (93,456)
     Treasury stock, at cost                                    (2,566,551)      (2,465,571)       (2,000,938)
                                                               -----------      -----------       -----------

         Total stockholders' equity                              1,349,781        1,362,291         1,567,843
                                                               -----------      -----------       -----------

Total liabilities and stockholders' equity                     $ 7,768,900      $ 7,759,189       $ 7,881,426
                                                               -----------      -----------       -----------


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                               September 30, 2000
                                   (Unaudited)

(Dollars in thousands)
                                                                                 %
                                              2000              1999           Change
                                          ------------     ------------     ----------
Third Quarter
-------------

     Revenue
     -------

     Mailing and Integrated Logistics       $ 752,298        $ 736,945             2%
     Office Solutions                         330,763          312,063             6%

                                          ------------     ------------     ----------
          Total Messaging Solutions         1,083,061        1,049,008             3%
                                          ------------     ------------     ----------

     Capital Services                          38,251           40,817            (6%)
                                          ------------     ------------     ----------

          Total Revenue                    $1,121,312       $1,089,825             3%
                                          ============     ============     ==========

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics      $  218,389       $  194,928 (2)        12%
     Office Solutions                          46,801           60,526           (23%)

                                          ------------     ------------     ----------
          Total Messaging Solutions           265,190          255,454             4%
                                          ------------     ------------     ----------

     Capital Services                          13,679           11,908            15%
                                          ------------     ------------     ----------

          Total Operating Profit           $  278,869       $  267,362             4%
                                          ============     ============     ==========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amount has been reclassified to conform with the current year presentation.


                                Pitney Bowes Inc.
                          Revenue and Operating Profit
                               By Business Segment
                               September 30, 2000
                                   (Unaudited)

(Dollars in thousands)
                                                                                %
                                             2000             1999           Change
                                         -------------    -------------    ----------
Year to Date
------------

     Revenue
     -------

     Mailing and Integrated Logistics      $2,283,357       $2,182,526            5%
     Office Solutions                         988,367          943,396            5%

                                         -------------    -------------    ----------
          Total Messaging Solutions         3,271,724        3,125,922            5%
                                         -------------    -------------    ----------

     Capital Services                         112,589          118,659           (5%)
                                         -------------    -------------    ----------

          Total Revenue                    $3,384,313       $3,244,581            4%
                                         =============    =============    ==========

     Operating Profit (1)
     --------------------

     Mailing and Integrated Logistics      $  640,430       $  563,565 (2)       14%
     Office Solutions                         155,080          179,727          (14%)

                                         -------------    -------------    ----------
          Total Messaging Solutions           795,510          743,292            7%
                                         -------------    -------------    ----------

     Capital Services                          33,371           32,874            2%
                                         -------------    -------------    ----------

          Total Operating Profit           $  828,881       $  776,166            7%
                                         =============    =============    ==========



(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.

(2) Prior year amount has been reclassified to conform with the current year presentation.